Exhibit 10.1

March 31, 2023

Kevin Kenny

c/o Orthofix Medical Inc.

3451 Plano Parkway

Lewisville, TX 75056

Dear Kevin,

Per our discussions, it gives me great pleasure to present this offer to continue at Orthofix Medical Inc. following the closing of the “merger of equals” transaction with SeaSpine Holdings Corporation (“SeaSpine”), pursuant to which SeaSpine merged into a wholly owned subsidiary of the Company (the “Merger”), effective at 12:01 a.m. Eastern time on January 5, 2023 (the “Closing Date”). As used herein, the “Company” refers to Orthofix Medical Inc. following the consummation of the transaction, together with its direct and indirect current and future subsidiaries, and giving effect to any change of name that may occur in the future.

Position: Assuming you accept the offer set forth herein, your position with the Company shall be as its President, Global Spine, with the authority, duties and responsibilities as described on the job description attached hereto (the “Position”). You shall report directly to the Company’s President and Chief Executive Officer.

Compensation: Your compensation will continue to be determined by the Compensation & Talent Development Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”). The Compensation Committee has approved the following current compensation arrangements for you, with the additional equity awards referenced herein being granted effective immediately after the close of trading on April 3, 2023; provided, however, that you have delivered a countersigned copy of this offer letter to the Company by 2:00 p.m. (Central time) on April 3, 2023:

Base Salary: An annual base salary of $495,000, which will be retroactive to the Closing Date, to be paid in accordance with the Company’s regular payroll practices and less applicable deductions and tax withholdings.

Cash Incentive Bonus: You will continue to be eligible to receive annual bonus compensation under and subject to the terms and conditions of the Company’s annual cash incentive program based on the achievement of goals established by the Compensation Committee and/or the Board from time-to-time. For 2023, your target bonus opportunity under the program will be equal to 70% of your annual base salary amount.

Additional Equity Awards: You will continue to be eligible to receive stock-based compensation, whether restricted stock units, performance-based stock units, stock options or otherwise, under the Company’s 2012 Long Term Incentive Plan, as amended, or other stock-based compensation plans that the Company may establish from time-to-time. In addition to the equity awards granted to you in January 2023, which had a total grant value of $1,250,000, we will grant you additional RSUs with

Exhibit 10.1

an aggregate grant date value of $125,000 and additional Stock Options with an aggregate grant date value of $125,000 (in each case, subject to rounding to the nearest whole share), for a total additional grant value of $250,000. The RSUs (and the equity awards previously granted to you in January 2023 will be amended such that they) will vest in annual 33-1/3% installments, with the first tranche vesting on the one-year anniversary of the RSUs’ grant date and the second and third tranches vesting on the two and three year anniversaries of the Closing Date, respectively, and with the Stock Options vesting as follows: 1/3 on the one-year anniversary of the Stock Options’ grant date and the remaining 2/3 vesting in eight substantially equal quarterly installments, with the first such quarterly period beginning after the one-year anniversary of the Closing Date (e.g., the first quarterly installment would vest on April 5, 2023). These awards, and future stock-based compensation grants made to you, will be subject to the terms and conditions of applicable plan documents and award agreements, which will be separately made available to you.

Additional Incentive Compensation: As additional incentive, we will grant you additional RSUs with an aggregate grant date value of $100,000 (subject to rounding to the nearest whole share). The RSUs will vest as follows:

•
In the event the Global Spine Business Unit achieves (on an annualized basis) 100% or more of its operating expense synergy target for calendar year 2023, which as of the date hereof is $12 million, 100% of the RSU will, subject to the determination and approval described below, immediately vest.
•
In the event the Global Spine Business Unit achieves (on an annualized basis) 80% or more, but less than 100%, of its operating expense synergy target for calendar year 2023, which as of the date hereof is $12 million, 80% of the RSUs will, subject to the determination and approval described below, immediately vest.
•
In the event the Global Spine Business Unit achieves (on an annualized basis) less than 80% of its operating expense synergy target for calendar year 2023, which as of the date hereof is $12 million, 0% of the RSUs will vest.

Further, you will be eligible to receive a one-time bonus payment as set forth below, which we expect will be paid concurrent with any annual bonus compensation paid under the Company’s annual cash incentive program and will be less applicable deductions and tax withholdings:

•
In the event the Global Spine Business Unit achieves (on an annualized basis) 100% or more of its operating expense synergy target for calendar year 2023, which as of the date hereof is $12 million, the bonus payment will be $100,000.
•
In the event the Global Spine Business Unit achieves (on an annualized basis) 80% or more, but less than 100%, of its operating expense synergy target for calendar year 2023, which as of the date hereof is $12 million, the bonus payment will be $80,000.
•
In the event the Global Spine Business Unit achieves (on an annualized basis) less than 80% of its operating expense synergy target for calendar year 2023, which as of the date hereof is $12 million, the bonus payment will be $0.

Exhibit 10.1

Achievement of the additional incentive compensation described above will be determined by the Company in accordance with substantially the same methodology it uses for other members of the Company’s Executive Leadership Team and subject to approval by the Compensation Committee. For clarity, the RSUs will be subject to the terms and conditions of applicable plan documents and award agreements, which will be separately made available to you, and any vesting associated with the RSUs will occur as of the latter of such determination and approval.

Change in Control and Severance Agreement: In connection with the Merger, the Compensation Committee has approved, subject to your agreement, the following arrangements pursuant to your existing Change in Control and Severance Agreement (the “CIC and Severance Agreement”):

(i)
The Merger will constitute a “Change in Control” and the Closing Date shall constitute a “CiC Date” (in each case, as defined in the CIC and Severance Agreement”);

(ii)
Your acceptance of the Position (giving effect to any change which took effect on or after the Closing Date, but prior to the date of this letter agreement, in your authority, duties, responsibilities or line of reporting structure, or the assignment to you of any duties materially inconsistent with your position prior to the Closing Date) will not constitute “Good Reason,” “Non-CiC Period Good Reason” or “CiC Period Good Reason” (in each case, as defined in the CIC and Severance Agreement”);

(iii)
You will remain eligible to receive and be paid the Severance Amount and/or the CIC Severance Amount (as defined under Sections 3 & 4 of the CIC and Severance Agreement) to the extent such amounts become payable in the future under the terms of the CIC and Severance Agreement, and you shall remain eligible to receive accelerated vesting, and a 24-month period to exercise, all Time-Based Stock Options, Options, and eligible to receive accelerated vesting of all Time-Based Restricted Stock (as described and defined under Section 6 of the CIC and Severance Agreement), to the extent such rights accrue in the future under the terms of the CIC and Severance Agreement; and

(iv)
Any future reduction of your equity-based compensation under the Company’s 2012 Long Term Incentive Plan solely as a result of across-the-board reductions to equity based compensation levels that apply equally to all senior executives shall not constitute “Good Reason,” “Non-CiC Period Good Reason,” or “CiC Period Good Reason” (in each case, as defined under the CIC and Severance Agreement).

Exhibit 10.1

For clarity with respect to the above clauses, under the CIC and Severance Agreement, January 5, 2023 is a “CiC Date” and the period beginning at 12:01 a.m. Eastern time on January 5, 2023 and ending at 12:01 a.m. Eastern time on January 5, 2025 is a “CiC Period.”

For the avoidance of doubt, you understand and acknowledge that, subject to the terms of the CIC and Severance Agreement, you will continue to be an “at-will” employee at all times during your employment.

On behalf of the entire Board of Directors, we very much look forward to your continued employment with Orthofix.

Sincerely,

/s/ Michael E. Paolucci

Michael E. Paolucci

Chair of the Compensation & Talent Development Committee

ACKNOWLEDGED, ACCEPTED, AND AGREED:

/s/ Kevin Kenny

Kevin Kenny